Exhibit 7.1

MEMORANDUM OF UNDERSTANDING

BETWEEN:

Clean Energy Combustion Systems Inc.
7087 MacPherson Avenue
Burnaby, B.C. V5J 4N4

(hereinafter referred to the "CECSI")

OF THE FIRST PART

AND:

ecoTech Waste Management Systems (1991) Inc.
7588 Winston Street
Burnaby, B.C. V5A 4X5

(hereinafter referred to as the "ecoTech")

OF THE SECOND PART

AND:

C. Victor Hall
7588 Winston Street
Burnaby, B.C. V5A 4X5

(hereinafter referred to as the "Hall")

OF THE THIRD PART

WHEREAS:

  CECSI's common shares are publicly traded on the OTC Bulletin Board exchange with 14,813,618 shares (both common and preferred) issued and outstanding plus 686,000 common share purchase options outstanding;

  ecoTech is a private British Columbia company which owns full title to that certain technology described in exhibit 'A' attached hereto (the "Gasification Technology");

  Hall owns full title to that certain technology described in exhibit 'B' attached hereto (the "Cryogenic Technology"); and

  CECSI is desirous of acquiring full title to both of the Gasification Technology and the Cryogenic Technology (collectively, the "Technologies").

NOW THEREFORE in consideration of the terms and conditions in this Agreement, and good and valuable consideration (receipt and sufficient hereby acknowledged) the parties hereto agree as follows:

  The parties hereto agree that the facts set out in the recitals herein are true and correct.

  Sale And Purchase Of Technologies

  ecoTech agrees to sell full title to the Gasification Technology to CECSI, and CECSI agrees to purchase full title to the Gasification Technology from ecoTech, for the payment by CECSI to ecoTech of a total of 7,076,300 shares of CECSI common stock from treasury.

  Hall agrees to sell full title to the Cryogenic Technology to CECSI, and CECSI agrees to purchase full title to the Cryogenic Technology from Hall, for the payment by CECSI to Hall of a total of 500,000 shares of CECSI common stock from treasury.

  ecoTech and Hall agree that the shares need not be issued by CECSI for a period of 45 days, but in any event immediately after the effective date of the CECSI's pending one-for-three common share consolidation.

  The parties have valued the CECSI common shares paid for the Technologies at US $0.14 per share, or an aggregate of $990,682 for the Gasification Technology and $70,000 for the Cryogenic Technology, such amount per share representing the closing trading price for the common shares as of the date that the parties reached agreement in principal relative to the relative values of the Technologies and the business of CECSI and the structure of the transaction contemplated by this Agreement.

  Title To Technologies

  ecoTech represents and warrants that it owns full title to the Gasification Technology, and that no person or entity other than ecoTech has any ownership interest, or rights relating to the Gasification Technology. ecoTech covenants that it shall convey full title to the Gasification Technology to CECSI free and clear of any debts, liabilities, obligations, liens, security interests, encumbrances, claims or restrictions. ecoTech covenants that it shall perform all additional acts and execute all additional documents, including, without limitation, assignments of title and patent rights, documents of title, bills of sale and similar papers which CECSI reasonably believes necessary to accomplish and perfect the transfer of the Gasification Technology and the purpose of this Agreement.

  Hall represents and warrants that it owns full title to the Cryogenic Technology, and that no person or entity other than Hall has any ownership interest, or rights relating to the Cryogenic Technology. Hall covenants that he shall convey full title to the Cryogenic Technology to CECSI free and clear of any debts, liabilities, obligations, liens, security interests, encumbrances, claims or restrictions. Hall covenants that he shall perform all additional acts and execute all additional documents, including, without limitation, assignments of title and patent rights, documents of title, bills of sale and similar papers which CECSI reasonably believes necessary to accomplish and perfect the transfer of the Cryogenic Technology and the purpose of this Agreement.

  Approvals; Contingencies

  ecoTech represents and warrants to CECSI that this Agreement has been unanimously approved by both its Board of Directors and shareholders, and shall be binding upon ecoTech (as well as Hall) subject only to paragraphs 7 and 8 below.

  CECSI shall have until 12 p.m. p.s.t., on March 10, 2004, to procure ratification of this Agreement by its Board of Directors. If CECSI fails to procure such ratification by the end of such period, as it may be extended by both ecoTech and Hall, this Agreement shall be null and void. CECSI represents and warrants to each of ecoTech and Hall that no shareholder approval is required to effectuate this Agreement.

  CECSI shall have until 12 p.m. p.s.t., on March 17, 2004, to complete its due diligence relative to the investigation of the Technologies. CECSI may terminate this Agreement upon the provision of written notice to either ecoTech or Hall on or prior to the lapse of said period, as it may be extended by ecoTech and Hall. If CECSI fails to terminate this Agreement by the expiration of said period, CECSI shall be bound by this Agreement.

  Compliance With Securities Laws

  Hall and ecoTech each acknowledge that they are a bona fide resident of, are domiciled within and received the offer and made the decision to sell the Technologies for the CECSI common shares referenced above (the "Shares") and effectuated such transaction, solely in British Columbia, Canada, and without any contact whatsoever with the United States or any state or territory thereof. Hall and ecoTech each represent and warrant that they are not a U.S. Person (as such term is defined in Regulation S promulgated under the Securities Act of 1933), and that they are not acquiring the Shares for the account or benefit of any U.S. Person.. Hall and ecoTech each represent and warrant that they will not engage in any hedging transactions with regard to the Shares unless in compliance with the Securities Act and Regulation S promulgated thereunder.

  Hall and ecoTech each represent and warrant that they are close personal friends and business associates of R. Dirk Stinson. CECSI represent and warrants that Mr. R. Dirk Stinson is the Chief Executive Officer, President and a director of CECSI.

  Hall and ecoTech each represent and warrant that they are purchasing the Shares (1) solely with their own funds/properties and not those of any other person; (2) solely in their own names and for their own accounts, and not as a nominee or agent for, or on behalf of, or for the beneficial interest or account of, or with the intention to transfer to any other person; and (3) for investment purposes only for an indefinite period, and not with a view to the sale or distribution of any part or all thereof, by public or private sale or other disposition.

  Hall and ecoTech each represent and warrant that they have, together with their independent investment advisors, such knowledge and experience in (1) investment, financial, business and tax matters; (2) reading and interpreting financial statements and projections; and (3) investing in private placements of unregistered securities of development stage companies similar to CECSI, so as to enable them and their investment advisors to utilize the information made available to them in connection with this transaction to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto; and to reasonably be assumed to have the capacity to protect their own interests in connection with the transaction contemplated by this Agreement.

  Hall and ecoTech each acknowledge their understanding that the purchase of the Shares involves a number of significant risks and uncertainties including, without limitation, the following: (1) those risk factors and uncertainties generally described in CECSI's Annual Report on Form 10-K for December 31, 2003 and its later filed Quarterly Reports on Form 10-Q; and (2) the risk of immediate and substantial (and possibly total) dilution with respect to the pro forma net tangible book value of each Share. Hall and ecoTech each represent and warrant that (1) an investment in the Shares is suitable for them based upon their investment objectives and financial needs, (2) that they have evaluated their financial resources and investment position in view of the foregoing, and that they have adequate means for providing for their current and future financial needs and personal contingencies, and have no need for liquidity in an investment in the Shares at the present time or, to their knowledge, at any time in the foreseeable future; (3) that they can afford a complete loss of an investment in the Shares; and (4) that they do not have an overall commitment to investments which are not readily marketable that is disproportionate to their net worth, and their investment in the Shares will not cause such overall commitment to become excessive.

  Hall and ecoTech each represent and warrant that before executing and delivering this Agreement, (1) they had the opportunity to engage an independent investment advisor and such other professionals and advisors including, without limitation, accountants, appraisers, investment, tax and legal advisors (collectively, the "Advisors"), each of whom are independent of CECSI and its advisors and agents (including its legal counsel); (2) they and their Advisors, if any, received and had the opportunity to fully review CECSI's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q and other public documents filed with the SEC over the past twelve months (together with this Agreement, the "Disclosure Materials"); (3) they and the Advisors, if any, received and had the opportunity to meet with representatives of CECSI and to ask questions of, and receive answers from, such representatives concerning the company's business and finances and an investment in the Shares and, to the extent they and their Advisors availed yourselves of this opportunity, received satisfactory information and answers; (4) they and their Advisors, if any, received and had the opportunity to request CECSI provide such financial and other written information about the company (in addition to that contained in the Offering Materials), including documents, books and records of the company, to the extent CECSI had such information in its possession or could acquire it without unreasonable effort or expense; and to the extent they and their Advisors availed themselves of this opportunity, reviewed such financial and other written information and were satisfied with such review; (5) they had the opportunity together with their Advisors, if any, to conduct such additional due diligence review as they and their Advisors deemed necessary or advisable, and (6) they had the opportunity to procure from their Advisors such opinions as to the investment merits of an investment in Shares; the tax consequences of the purchase subsequent disposition of the Shares; and the effect of same upon their personal financial circumstances, as they and their Advisors may deem advisable. Hall and ecoTech further represent and warrant that they have, to the extent that they availed yourself of the aforesaid opportunity, received satisfactory information and answers from their Advisors.

  Hall and ecoTech each represent and warrant that with the exception of Messrs. R. Dirk Stinson and Barry A. Sheahan, no person has furnished them or the Advisors, if any, with any materials or literature or information relating to this transaction, or made any oral or written representations or warranties to them or the Advisors, if any, in connection with this transaction, which materials or literature or information and/or representations and warranties are in any way inconsistent with the information and/or representations and warranties made in the Disclosure Materials. Hall and ecoTech each represent and warrant that they have not been furnished with any other materials or literature relating to the offer and sale of the Shares other than the Disclosure Materials; and except as expressly stated in the Disclosure Materials, they have not relied upon any representation or other information (oral or written) other than as expressly stated in the Disclosure Materials or as contained in documents or answers to questions so furnished to them or the Advisors by CECSI.

  Hall and ecoTech each represent and warrant that they are unaware of, are in no way relying on, and did not become aware of the opportunity to acquire the Shares, through or as a result of any form of public advertising including, without limitation, any advertisement, article, notice, leaflet or other communication (whether published in any newspaper, magazine, or similar media or broadcast over television or radio, or otherwise generally disseminated or distributed). Hall and ecoTech each further represent and warrant that they did not subscribe to purchase the Shares, or become aware of the opportunity to purchase the Shares, through or as the result of any public or promotional seminar or meeting to which they were invited by, or any solicitation of a subscription by, a person not previously known to them in connection with investments in securities generally.

  Hall and ecoTech each acknowledge their understanding and agreement that the distribution of the Shares to them has not been and will not be registered under the "B.C. Securities Act" in reliance upon an exemption from the registration and prospectus delivery requirements afforded under Multilateral Instrument 45-103, and that CECSI is under no obligation and has no intent to register the Shares under the B.C. Securities Act or the securities laws of any other province of Canada. Hall and ecoTech each acknowledge their understanding that CECSI is not a reporting issuer in any province of Canada, that there is no public market for the Common Stock in Canada, and that (subject to BC Instrument 75-502) the Shares will be subject an indefinite hold period pursuant to Multilateral Instrument 45-201.. Specifically, they acknowledge their understanding that they will generally not be able to trade the Shares within British Columbia or any other province of Canada, including trades effected from within that or those provinces on United States public markets, unless and until: (1) the earlier of the following two dates has occurred: (A) the date that is twelve months and a day after the date the CECSI first becomes a reporting issuer in any of Alberta, British Columbia, Manitoba Nova Scotia, Ontario, Quebec and Saskatchewan, if CECSI is a Sedar filer; or (B) the date that is twelve months and a day after the later of the distribution date or the date CECSI becomes a reporting issuer in British Columbia; or (2) the prospectus delivery requirements under the securities laws of the applicable province or an exemption from those requirements is available, or (3) pursuant to a discretionary order of the provincial securities administrator or similar regulatory authority for the applicable province permitting the trade is obtained. Hall and ecoTech each further acknowledge their understanding that BC Instrument 75-502, which generally allows persons resident in British Columbia to trade securities of issuers registered under the United States Securities Act of 1934 (the "Exchange Act") on public markets within the United States, will only be available so long as CECSI does not become a reporting issuer in British Columbia and remains a reporting issuer under the Exchange Act, the Shares have been held for at least twelve months, and the trade is effected through a British Columbia registered broker dealer.

  Hall and ecoTech each acknowledge their understanding and agreement that (1) the offer and sale of the Shares has not been and will not be registered with the United States Securities and Exchange Commission under the Securities Act in reliance upon the exemption afforded by Regulation S promulgated under the Securities Act and, at the election of CECSI in its sole discretion, Regulation D promulgated under the Securities Act; (2) the offer and sale of the Shares to them has not been and will not be registered or qualified under the securities laws of any state of the United States in reliance upon one or more exemptions afforded under those securities laws (the "Blue Sky Laws") which exemptions may be selected by CECSI in its sole discretion; and (3) CECSI is under no obligation and has no intent to register the Shares under the Securities Act or the Blue Sky Laws. Hall and ecoTech each acknowledge their understanding and agreement that they will comply with the terms of Regulation S with respect to any sale of the Shares they may effectuate outside of the United States. Hall and ecoTech each acknowledge their understanding that the Shares will be classified, pursuant to Regulation S and, if relied upon by CECSI in its sole discretion, Regulation D of the Securities Act, as "restricted securities" which cannot be sold within the United States except in accordance with Regulation S or pursuant to registration under the Securities Act or pursuant to an exemption therefrom such as, by way of example and not limitation, Rule 144 and/or Rule 144A to the Securities Act. Hall and ecoTech each acknowledge their understanding that they generally will not be able to sell, transfer, assign or otherwise dispose of any of the Shares within the United States under Rule 144 for a period of at least one (1) year from the date of their purchase of the Shares subject, if they are then an affiliate of CECSI within the meaning of Securities Act, additional restrictions including volume limitations.

  Hall and ecoTech each acknowledge their understanding and agreement that any sale, transfer, assignment, pledge, hypothecation or other disposition of the Shares, CECSI' may, in CECSI's sole discretion but without any obligation to do so, (1) require them at their sole cost and burden to furnish CECSI with a detailed explanation of the circumstances surrounding the proposed disposition; together with an opinion of legal counsel (which may be CECSI's counsel), in form and substance reasonably satisfactory to CECSI's legal counsel, to the effect that such disposition has complied (as the case may be) with Regulation S or is otherwise exempted from the registration and prospectus delivery requirements under the Securities Act, the B.C. Securities Act, and the securities laws of any other state, territory, province or jurisdiction of which they are then resident; and CECSI's legal counsel shall have concurred in such opinion and CECSI shall have them of such concurrence; or (2) satisfy us that a registration statement under such securities laws relating to the Shares proposed to be so disposed of shall then be effective, and that such disposition shall have been appropriately qualified or registered in accordance such securities laws. We reserve the right to refuse to permit the transfer of the Shares until such time as CECSI's legal counsel is of the opinion that such requirements have been satisfied, and to provide appropriate stop-transfer instructions to CECSI's stock transfer agent in order to enforce such prohibition.

  Hall and ecoTech each acknowledge their understanding and agreement that the certificates representing the Shares shall bear such legend as CECSI or its legal counsel may deem reasonably necessary or advisable to facilitate compliance with the Securities Act and the B.C. Securities Act

  Hall and ecoTech each represent and warrant that they have complied with all applicable investment laws and regulations in force to which they may be subject relating to the legality of an investment in the Shares in British Columbia and any other jurisdiction in which they reside or may be subject, and have obtained any consent, approval or permission required of them for the purchase of the Shares under such investment laws and regulations, and CECSI shall have no responsibility therefor.

  Indemnities

  ecoTech covenants and agrees to indemnify, defend, save and hold CECSI and CECSI's officers, directors, employees, agents, successors and heirs, and each of them, free, clear and harmless from and against any and all liabilities, charges, costs, expenses, including reasonable attorneys' fees, litigation, judgments, damages, claims or demands of any kind whatsoever in connection with, arising out of, or by reason of: (a) any breach of ecoTech's representations, warranties, covenants and/or obligations hereunder, and (b) any liability, tax or otherwise related to the transfer of the Gasification Technology to CECSI. All covenants, obligations, representations and warranties of eocTech under this Agreement shall survive the transfer of the Gasification Technology to CECSI.

  CECSI covenants and agrees to indemnify, defend, save and hold ecoTech and ecoTech's officers, directors, employees, agents, successors and heirs, and each of them, free, clear and harmless from and against any and all liabilities, charges, costs, expenses, including reasonable attorneys' fees, litigation, judgments, damages, claims or demands of any kind whatsoever in connection with, arising out of, or by reason of any breach of CECSI's representations, warranties, covenants and/or obligations hereunder. All covenants, obligations, representations and warranties of CECSI under this Agreement shall survive the transfer of the Cryogenic Technology to CECSI.

  Hall covenants and agrees to indemnify, defend, save and hold CECSI and CECSI's officers, directors, employees, agents, successors and heirs, and each of them, free, clear and harmless from and against any and all liabilities, charges, costs, expenses, including reasonable attorneys' fees, litigation, judgments, damages, claims or demands of any kind whatsoever in connection with, arising out of, or by reason of: (a) any breach of Hall's representations, warranties, covenants and/or obligations hereunder; or (b) any liability, tax or otherwise related to the transfer of the Cryogenic Technology to CECSI. All covenants, obligations, representations and warranties of Hall under this Agreement shall survive the transfer of the Cryogenic Technology to CECSI.

  CECSI covenants and agrees to indemnify, defend, save and hold Hall and Hall's agents, successors and heirs, and each of them, free, clear and harmless from and against any and all liabilities, charges, costs, expenses, including reasonable attorneys' fees, litigation, judgments, damages, claims or demands of any kind whatsoever in connection with, arising out of, or by reason of any breach of CECSI's representations, warranties, covenants and/or obligations hereunder. All covenants, obligations, representations and warranties of CECSI under this Agreement shall survive the transfer of the Cryogenic Technology to CECSI.

  ecoTech represents that it is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, has all necessary corporate powers to own its properties, to carry on the business it intends to operate, and to enter into this Agreement and make and perform all covenants, agreements and warranties and make such representations as are set forth herein.

  Miscellaneous

  CECSI represents that it is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties, to carry on the business it intends to operate, and to enter into this Agreement and make and perform all covenants, agreements and warranties and make such representations as are set forth herein.

  The provisions herein constitute the entire Agreement and this Agreement supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws affecting it during the term hereof and any additional term, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

  This Agreement and the rights hereunder may not be transferred or assigned by any party without the written consent of both parties.

  This Agreement is and will be deemed to have been made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

  Time shall be of the essence hereof.

  This Agreement shall enure to the benefit of and be binding upon the parties to the Agreement and their respective personal representatives, executors, trustees, successors and permitted assigns.

  This Agreement may be executed and delivered:

    in any number of counterparts which, if read together, will constitute one and the same Agreement; and

    either in the original or telecopy form.

AGREED TO AND ACCEPTED this 5th day of March, 2004, in the City of Burnaby, Province of British Columbia.

Clean Energy Combustion Systems Inc.

/s/ R. Dirk Stinson
_______________________________
R. Dirk Stinson, President

ecoTech Waste Management Systems (1991) Inc.

/s/ C. Victor Hall
_______________________________
C. Victor Hall, President

C. Victor Hall, individually

/s/ C. Victor Hall
_______________________________
C. Victor Hall

Exhibit 'A'

The ecoTECH MARK V PHASER

"Phaser = solid-to-gas phase conversion reactor"

Background

The Phaser's primary chamber is a solid fuel gasifier. Gasifiers are of two types: Updraft (bottom feed fuel input) and Downdraft (top feed, cascade type fuel input). Bottom feeders can be of stirred bed or fluidized bed design. Some are prohibitively expensive, making investment returns uneconomic.

The rugged ecoTECH Mark V Primary Gasifier design is the most simple and efficient of the updraft stirred bed types. Its simple feed and control systems reduce maintenance. Pyrometrically controlled, the unit simply feeds enough fuel and air to achieve temperature, not withstanding the moisture content, or (within limits*), the energy content of the fuel medium. Combustion is achieved in two stages. Combustion in the primary combustion chamber is a pre-determined temperature - regulated, sub-stoichiometric process that provides combustion gases for the high temperature, secondary combustion chamber. The most significant virtue of the design is in its simplicity, which assures its reliability.

Key Features

ecoTECH's philosophy is to design projects and technologies to encompass complete and flexible solutions to environmental and sustainable development problems, including socio-economic considerations. The Mark V Gasifier is a good illustration of this approach.

The underlying distinguishing features of the Mark V Gasifier in comparison to other gasifiers, thermal desorption and soil remediation systems, and small scale thermal power systems, are its flexibility and the broad range of its environmentally useful applications.

One key feature of the EcoTech Gasifier is its capability of efficiently and cleanly burning a wide range of fuels, particularly biomass fuels, such as waste wood derived fuels like "hog fuels", bagasse, or sorted municipal or ICI waste. Biomass fuels with high moisture content* are particularly suitable. The unit can be fired by natural gas or other hydrocarbon fuels, but this is more expensive than using the low cost (waste derived fuels) alternatives. The Gasifier can also be co-fired with mixtures of different fuels. Gasifier output performance is essentially unaffected by variances in the weight or the moisture content of the input fuel*.

The Mark V Phaser is most effectively used for productive purposes beyond simply burning fuel, although in waste disposal operations, such as a clean burning replacement for beehive-type, hog fuel burners, this may be its only role. The range of productive uses for its various systems, in terms of both inputs and outputs, include:

    clean "problem fuel*" burning

    mixed waste disposal

    high temperature waste disposal

    electric power and thermal energy from mixed waste, or higher quality fuels mobile electric power and thermal energy production systems fixed or mobile thermal desorption and general soil remediation systems.

A second key feature of the Mark V Phaser design is the mobility/size/modularity characteristics of the unit. Some important system applications of the combined gasifier/combustion unit require that it be a component of a mobile system that can be installed on a tractor-trailer, thus restricting its width to 8.5 feet, as well as restricting its overall bulk and its weight. The secondary combustion chamber has been entirely redesigned to enhance burn efficiency. It has been redesigned to be aligned parallel to the length of the Gasifier, rather like a ramjet through its dome, and thus parallel to the auger feed system, and to the revolving soil remediation chamber (or boiler/generator system).

The Gasifier is modular because it is a relatively small but efficient unit with a benchmark gross thermal energy output of 52 million BTU/hour or 17 MW @ 6 tonnes per hour of softwood wood-waste, and it can be turned down to circa 10% of maximum output for off-peak demand or no-work shift applications. Thus in some situations, (remote applications for example), it is reasonable and prudent to install a number of these smaller units required to meet peak demand and to provide redundancy, or to install mobile units that can adapt to raw material feed conditions and varying demand requirements.

Thirdly, the combustion material preparation and feed, hearth, and ash removal systems of the Mark V have been completely redesigned with a focus on simplicity, reliability (and low maintenance), efficiency, modularity and lightness, compared to earlier gasifier systems. The systems will prove their worth in real world operating conditions.

Some of these newer components are patent-pending.

Fourthly, the main assembly of the Phaser comprises the two combustion chambers and the rifled intermediary chamber that creates a venturi cyclonic effect that swirls the producer gas from the first, lower temperature chamber, into the secondary chamber, where it is met by revolving plume super-stoichiometric air. This carburettor design is much more efficient compared to the previous dome-shaped gasifier with a producer gas take-off at the side and gas swirling around at the top of the dome. It avoids the potential of hot-spot pre-ignition in the dome of the primary and allows for greater velocity gas flows than previous designs.

In the Mark V, as the producer gas swirls into the secondary chamber, it is pushed and mixed with a large volume of air blown towards the combustion tip at the outlet of the chamber, similar in action to the atomized fuel swirling of a common kerosene (paraffin) blow-torch. Part way down the chamber an additional volume of air is blown by another fan into the chamber, mixing with the traversing gas and helping to pull the gas toward the exit. A high temperature flame burns at the exit end of the chamber and blows the exhaust gases forward into the next stage of the system (revolving soil remediation chamber or firebox leading to a boiler).

Mark V Gasifier Operation

The outputs of the Mark V Gasifier are high temperature [1350-1650 C degrees  or greater], gases that can be controlled in the receiving devices (boilers etc.) to maintain the narrow band of temperatures required to crack the hydrocarbons and some of the superheated steam in the gas stream into simple products of combustion, whilst not exceeding the temperature threshold for recombination of those products to produce undesirable molecules (NOx, Dioxins, Furans, SOx etc.) in order to meet all environmental standards without scrubbing.

None the less, we always include a BACT ("best available control technology") scrubber in our designs. The unit produces relatively small amounts of ash, which possibly includes some tramp materials (metals, etc) that are thermally separated from the combustion medium due to the relatively low temperatures maintained in the primary gasifier, depending on the type of medium. The temperature range in the primary chamber is maintained within another critical bandwidth, to be above the threshold for creosotes to condense on the chamber walls and to be below the ash and entrained contaminants, (silica etc.) fusion temperatures which form thermal agglomerations (clinker).

In the primary stage of the gasifying reactor/generator, the combustion medium, for example, 70 mm. sized wood-waste chips, hog fuels, or waste derived densified or fluff fuel, is fed to the revolving hearth by a patent pending design, modular auger system. The auger feed is protected in the hearth by the up-welling unburned fuel in the combustion cup of the hearth.

The combustion medium on the hearth is fired in a starved oxygen environment at a temperature circa 680 degrees Centigrade [680 degrees Centigrade or 1250 degrees Fahrenheit].    The unit simply feeds enough fuel and air to achieve temperature, not withstanding the moisture content of the fuel medium. In other words, the speed of the auger feed, and therefore the input of combustion medium and air, is regulated by a feedback control linked to the specified first stage combustion gas temperature. Thus, the gasifier performance is essentially unaffected by variances in the weight or the moisture content of the input fuel (which, in the case of wood or garbage combustion) may vary from 3,500 BTU/lb. wet to 8,500 BTU/lb. dry). This "sub-stoichiometric" process can actually be enhanced by the high moisture content of green wood waste or processed solid waste fuel.

This first stage process releases a combination of incomplete combustion gases, (the combination plume is termed "producer gas"), which include Steam (65-70%), Carbon Monoxide (20%), Methane (8%) and other complex hydrocarbons (7-2%). This process is solid-to-gas phase conversion.

Due to the prolonged residence time of the combustion medium in the primary chamber, complete reduction of the fuel medium mass, down to a small ash volume, is achieved.

The combustion material burns on the surface of the up-thrust conical fuel in the cup-shaped hearth, forming hot coals, then ash, which drops from the rim of the hearth, into a conical receptacle burn-out region, that is periodically oscillated to funnel the material down to the ash removal augur, which sits in a zone devoid of oxygen. This ash is removed by the rotating augur into the fireproof and airless ash holding bin. In gasifier technology systems designed for mobile soil remediation, the ash may be combined with the remediated soil at the exit chute of the mobile remediator.

The first stage combustion gas stream, i.e. the producer gas, swirls in the upper reactor chamber of the primary unit and is conveyed via negative pressure into a cyclonic or rifled, intermediate, gas turbulence chamber.

The rifling in the transition chamber creates a directional venturi effect that rotates the gases in preparation for mixing with the oxygen-rich air that is blown into the secondary chamber to produce an inflammable gas mixture.

As the producer gas swirls into the secondary chamber, it is pushed and mixed with a large volume of air blown towards the chamber mouth, which may be fitted with sonic burn nozzles depending on application. Part way down the chamber an additional volume of air is swirl-blown into the chamber, mixing with the traversing gas and helping to pull the gas toward the exit. A high temperature flame burns at the exit end of the chamber and blows the exhaust gases forward into the next stage of the system (revolving soil remediation chamber or firebox with or without a boiler). The temperature at the tip of this flame is 1350-1650 degrees Centrigrade [2500-3000 degrees Fahrenheit], high enough to ensure virtually complete burnout of particulate matter and to crack all the hydrocarbons and other gases, especially some of the steam.

In fact, the largest single efficiency increase in the Phaser system, compared to earlier models, is in the combustion of the hydrogen released by the cracking of the steam in the producer gas. The formula for the reaction is described via independent audit funded by the US government as follows:

Csolid+H2O steam = CO + H2 *

* = per "Biomass Energy Systems & Technology (BEST) Project" research analysis by Winrock International Institute for Agricultural Development - 1998.

This is also the reason why the Gasifier works well with moist fuel.

The shape, rifling, and orientation of the intermediate and secondary chambers were originally devised and tested in a fluid environment in a hydro penstock design, adapted to a high temperature gasification unit. In the penstock system, optimizing the shape, rifling, and orientation of the fluids being mixed increased the efficiency of the units by 30%.

The high temperature flame and output gas stream is directed either into a firebox leading to a steam boiler, an alternative heat transfer system such as a hot-oil "Thermax" circuit for no-steam applications such as product dryers, or a high temperature, revolving soil remediation chamber, depending on the application criteria.

Fuels for the Phaser

The Phaser was not designed as a mass-burn disposal device (incinerator). Its primary role is as a very efficient thermal reactor. However, its wide fuel range allows for combustion of wastes whilst producing heat energy.

Although the unit can be used in the safe disposal of medical wastes or other bio-hazardous materials, it must be stressed that these applications are custom designed to prevent infection or contamination, such as the ecoTECH designed Blayze Medical Waste disposal system.

Other primary and waste-derived fuels that can be consumed in the Phaser include the following:

Solids:

  Coal

  Coke

  Lignite

  Leonardite

  Peat

  Tyre chips & shred

  Straw

  Wood-waste

  Bagasse

  Agricultural croppings

  Bark

  Sawdust

  Paper

  Forestry residues

And with other open-fibre fuels in combination:

  Manure

  De-watered or dried sewage sludge

Liquids:

  All hydrocarbon fuels via 2nd stage injector nozzle array

  Waste sugar residues

  Pulp liquors

  Tallow (liquid or solid phase)

Gases:

  Natural gas and all other fossil fuel gases via 2nd stage injector nozzle array

  Landfill gas via 2nd stage injector nozzle array

  Anaerobic digester output gas

  Coal mine and coal bed methane

* = Maximum successfully tested moisture content in wood waste was 73% TMC.

We do not recommend fuels over 60% TMC and request fuel specifications prior to build

Exhibit 'B'

TOTAL SYSTEM FOR NATURAL GAS LIQUEFACTION, TRANSPORT, AND STORAGE

Introduction

This outline encompasses three aspects of difficulty in the gathering, transportation and storage of Natural Gas. They are:

1) The economic liquefaction of gas visa-vis market prices versus energy cost of phase conversion from gas to liquid (LNG).

2) Transportation of gas that is from wells too distant from a pipeline to be viable, or uneconomic for reasons of short-life profitability of the well gas reserves compared to cost of pipelines, or where access or right of way is a problem for pipelining. Bringing in shut-in wells with mobile equipment becomes viable when the equipment can be readily transported to many such wells during its amortization period.

3) Efficient, near zero losses of stored gas product through more efficient and more rugged containers and modules enable long range delivery and its attendant economic advantages.

Patent item 1: The economic liquefaction of gas visa-vis market prices versus energy cost of phase conversion from gas to liquid (LNG).

Liquefaction, or gas to liquid phase conversion, is effected via cascade series compression, where gas is forced through a nozzle, resulting in portional phase change per extrusion, with reduction in temperature occurring past the liquefying point as the gas expands behind the constriction area. As the gas expands, the cooled liquid portion falls to the base of the insulated expansion chamber, to be retained and pumped to cryogenic storage vessels, whilst the gas portion is compressed again in the second stage compressor to repeat the constriction-expansion liquefaction phenomena. Usually there are three stages effected that reduces most of the gas to liquid, with residue gas passing back to the beginning for inclusion in the gas feedstock.

As one can imagine, the process of compression consumes much energy and the problem with the system is that powering the compressors can cost more than the commercial value of the gas converted. This invention eliminates the power cost. The designer makes no claim that anything described in this description is exclusively new technology. The essence of the inventiveness is in the new application of existing, proven technologies to create an economic advantage.

Description: hydro-compression of natural gas for phase conversion to LNG.

Axial water turbines (built usually for run-of-the-river low-head hydro-electric generators) are direct-coupled to the Joule-Thompson gas compressors to produce LNG, thereby avoiding power costs. These installations will be set up at appropriate water courses adjacent to either existing sweet gas pipelines or well outlets where flows and quality are to requirements.

[DIAGRAM]

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Patent item 2: The mobile liquefaction of gas for shut-in wells, with no local hydro-compression potential.

Liquefaction of gas at remote well sites that have no local source of hydro run-of-the-river kinetic energy requires mobile unit deployment. In this system, up to 50% of the gas is forfeit to fuelling the compression and cryogenic equipment. Economically, this alternative is only viable on the basis that there is no other way to exploit the reserves of gas, although it could be argued that in this case, the gas well sourced energy is a free resource, anyway.

This could be referred to as a 50% energy efficient gas delivery system. Where wells would lie unused otherwise, this should be referred to as a windfall uplift in production.

The cryogenic container system described in Patent Item 3 is an enabling system for shut-in gas well product delivery. It makes the economics of transport of natural gas more viable than previous very expensive compressed gas systems.

Description: mobile system for phase conversion to LNG and shuttle vehicle economic gas transport.

The system consists of a mobile, trailer mounted self-contained module for gas liquefaction that directly fills cryogenic tankers that utilize the storage system described in Patent Item 3. The tankers operate on a shuttle system running LNG between the well head and either the LNG decanting station or a gasifying (gas-phase conversion system) at the gas pipeline pickup point.

The liquefaction trailer has a 600 kw natural gas powered internal combustion engine that provides motive power via a transmission to run the 3 stage gas compression Joule-Thompson liquefaction system. The transmission is fitted with a PTO (power take-off outlet) to provide site lighting etc.

Previous art for gas transfer via trailer transport utilized high compression techniques that delivered pressurized gases up to 2250 psig (road transport statutory limits) which are restricted by the limitations of the weight of thick-walled gas pressure cylinders which are usually mounted into an ISO container framework. The average 12 tube pack of 34ft long x 2ft diameter cylinders weighs 34 tons. Payload is therefore restricted.

This technology enables a tenfold uplift in payload per trailer compared to compressed gas trailers. When used as a bulk delivery shuttle system for end user service, these cryogenic transports offer a far greater economic range for deliveries and will provide for profitable operation up to 20 times the previous economic radius for road deliveries of bulk gas.

Patent item 3: Modular containers and delivery flasks for LNG.

[DIAGRAM]

B-2

The design of the storage and delivery vessels for LNG embodies several technologies already in production. However, this is believed to be the first time these technologies have been brought together to provide the strongest, lightest and most damage resistant of containers that can be stand alone modules of form part of road or rail vehicles.

LNG Bulk trailer embodies annular cavity, triple chamber composite material construction as is common to all sizes and types of containers for the system. The trailer shown also utilizes Hall's air/independent suspension and self-steering wheel station design (separate patent). The first annular cavity allows for receiving main chamber gas release as a boil-off via a valve & Joule-Thompson nozzle set at 5 p.s.i. The resultant temperature drop in both the boil-off and the main chamber shields the main chamber contents.

The outer cavity contains liquid nitrogen, which forms an inexpensive semi-permanent insulative layer. Although LNG burns very slowly when spilled, catastrophic impact punctures would be prevented from igniting by the smothering of gaseous nitrogen released.

The composite structure of the shells of each annular cavity provides super strength and insulation. The inner face of each shell is coated with a highly reflective material designed to prevent energy transmission through reflectivity back into each cavity.

The structure of the composite and its unique one piece moulding method, is the subject of a separate patent applied for by Colin Hall. The illustration below omits the patent-pending secret and component of the manufacturing technique.

[DIAGRAM]

As these patent applications are concurrent, an illustration follows for a typical outer shell composite, minus the above-described layer, which acts as another thermal break. This is to illustrate structural and insulative components to portray the strength and shape versatility potential.

In this continuous-flange beam structure, the polished expanded steel is omitted from the structure of walls of the inner chambers. Its function is to act as a puncture-proofing, impact-energy-absorbing layer. Even bullets would be energy diffused by the steel.

Small containers are constructed in exactly the same way as the tankers, using thinner sections, but employing the same structures and moulding techniques.

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